Exhibit 10.2

Amendment No. 1 to the

Reynolds American Inc. Executive Severance Plan

(Amended and Restated Effective December 1, 2012)

THIS AMENDMENT NO. 1 to the Reynolds American Inc. Executive Severance Plan (Amended and Restated Effective December 1, 2012) is made and entered into the 12th day of June, 2015.

W I T N E S S E T H

WHEREAS, Reynolds American Inc. (the “Company”) has in effect the Reynolds American Inc. Executive Severance Plan (Amended and Restated Effective December 1, 2012) (the “Plan”); and

WHEREAS, the Compensation and Leadership Development Committee of the Board of Directors of the Company (the “Committee”), by actions taken on June 12, 2015, authorized amendments to the Plan (i) to add Kentucky BioProcessing, Inc. as a participating company, effective as of January 1, 2014, and (ii) to reflect the transactions contemplated by the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co. (the “Merger Agreement”), effective as of the closing of the transaction contemplated by the Merger Agreement (the “Closing”); and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:

1.

Effective as of January 1, 2014, Appendix A to the Plan hereby is amended in its entirety to read as follows:

“Appendix A

List of Participating Companies

Reynolds American Inc. (plan sponsor)

R. J. Reynolds Tobacco Company

R. J. Reynolds Global Products, Inc.

R. J. Reynolds Tobacco (CI), Co.

R. J. Reynolds Vapor Company

RAI International, Inc.

Santa Fe Natural Tobacco Company, Inc.*

American Snuff Company, LLC*

Reynolds Innovations Inc.

RAI Services Company

Niconovum, USA

SFR Tobacco International GmbH**

Kentucky BioProcessing, Inc.

With respect to a Participating Company that has an Executive Department(*), only individuals employed within that Executive Department will be considered to be employed by the Participating Company for purposes of this Plan.

**With respect to SFR Tobacco International GmbH (“SFRTI”), only individuals who satisfy the following requirements will be considered to be employed by the Participating Company for purposes of the Plan:

•	Are transferred to employment by SFRTI immediately from employment by another Participating Company while in a position as an Executive of such Participating Company; and
•	Have entered into an agreement with such Participating Company that provides for continuing participation in this Plan by the Executive following transfer of employment to SFRTI.”

2.

Effective as of the date of the Closing, Section 2(t) of the Plan hereby is amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, for the period commencing on June 12, 2015 and ending on the second anniversary thereof, no employee who was a party to a Change in Control Severance Agreement with Lorillard, Inc. immediately prior to June 12, 2015 shall be an “Executive” hereunder or entitled to any benefit under this Plan.”

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 1 as of the date first written above.

RAI Compensation and Leadership Development Committee

By:/s/ Nana Mensah

     Name:  NANA MENSAH